Exhibit 99.1

Copies of our Corporate Governance Guidelines, Code of Conduct and Ethics and the charters for our Audit, Compensation, Nominating
and
Corporate Governance, and Financial Policy and Risk Committees are available free of charge on our Web site, http://www.airtran.com, or upon request by writing to:

AirTran Holdings, Inc.
Attn: Investor Relations
9955 AirTran Boulevard
Orlando, Florida 32827